
                                    EXHIBIT 11

                 STATEMENT RE COMPUTATION OF PER SHARE EARNINGS
             (Dollars and Shares in thousands, except per share data)

                           March 31, 1999  March 31, 1998  March 31, 1997
                          ---------------  --------------  --------------
BASIC EARNINGS PER SHARE:

Weighted average shares
  outstanding                 15,279          17,113          17,119
                            ==========      ==========      ==========
Income from continuing
  operations                $  8,855        $ 12,673        $  9,522
Income from discontinued
  operations                     -              -             16,555
                            ----------      ----------      ----------
Net income                  $  8,855        $ 12,673        $ 26,077
                            ==========      ==========      ==========
Income per share from
  continuing operations     $   0.58        $   0.74        $   0.56
Income per share from
  discontinued operations        -               -              0.96
                            ----------      ----------      ----------
Net income per share        $   0.58        $   0.74        $   1.52
                            ==========      ==========      ==========

DILUTED EARNINGS PER SHARE:

Basic weighted average
  shares outstanding          15,279          17,113          17,119
Convertible notes              2,598           3,235           3,235
Dilutive stock options -
  based on treasury stock
  method using the average
  market price                    52              40              16
                            ----------      ----------      ----------
Total shares                  17,929          20,388          20,370
                            ==========      ==========      ==========

Income from continuing
  operations<F1>            $ 10,620        $ 14,793         $ 11,629
Income from discontinued
  operations                    -               -              16,555
                            ----------      ----------      ----------
Net income                  $ 10,620        $ 14,793        $  28,184
                            ==========      ==========      ==========
Income per share from
  continuing operations     $   0.58<F2>    $   0.73        $   0.56<F2>
Income per share from
  discontinued operations        -               -              0.81
                            ----------      ----------      ----------
Net income per share        $   0.58        $   0.73        $   1.37
                            ==========      ==========      ==========

<F1> Adjusted for interest on convertible debt
<F2> Anti-dilutive; use basic earnings per share on Consolidated Statements of Operations

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